Exhibit 97.1

Jet.AI Inc.

Clawback Policy

Adopted: March 14, 2025

1.	Purpose

1.1.	This Clawback Policy (the “Policy”) is the compensation recovery policy of Jet.AI Inc. (the “Company”), adopted by the Company in accordance with the provisions of Rule 10D-1 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 5608 of the Nasdaq Stock Market LLC Rules (“Rule 5608”). The Policy is established to provide a framework for the recovery of erroneously awarded compensation in accordance with applicable federal and state laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated by the SEC. The Policy ensures alignment with the Company’s commitment to sound corporate governance, financial integrity, and accountability. This Policy is adopted as of March 14th, 2025 (the “Adoption Date”).

2.	Scope

2.1.	This Policy applies to all current and former executive officers of the Company, including the Company’s president, principal financial officer, principal accounting officer (or controller), any vice president in charge of a principal business unit, division, or function, and any other officer or individual who performs significant policy-making functions (collectively, “Covered Executives”).

2.2.	Covered Compensation subject to this Policy includes any incentive-based compensation (including cash or equity) that is granted, earned, or vested based wholly or in part on the attainment of any financial reporting measure, received (a) after the individual began service as a Covered Executive, (b) during the three completed fiscal years immediately preceding the date the Company is required to prepare an accounting restatement, and (c) while the Company has a class of securities listed on a national securities exchange.

3.	Triggering Events

3.1.	The Company shall recover, in accordance with this Policy, any erroneously awarded incentive-based compensation received by a Covered Executive during the Recovery Period if the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws.

3.2.	For purposes of this Policy, a restatement means either: (i) a restatement to correct an error in previously issued financial statements that is material to those financial statements, or (ii) a restatement that would result in a material misstatement if the error were corrected or left uncorrected in the current period.

4.	Recovery Process

4.1.	Determination of Recovery: Upon identification of a Triggering Event, the Committee shall determine the amount of Covered Compensation that must be recovered and shall initiate recovery actions in a prompt and diligent manner.

4.2.	Timelines: Recovery efforts shall begin no later than 90 days following the determination of the restatement requirement, unless impracticability applies as outlined in this Policy.

4.3.	Methods of Recovery: The Company may recover erroneously awarded compensation through one or more of the following methods at the election of the Covered Executive:

-	Direct repayment by the affected Covered Executive;
-	Forfeiture of outstanding awards or cancellation of unvested awards;
-	Setoff against future compensation or awards, to the extent permitted by law.

5.	Procedural Safeguards

5.1.	Notice: The Company shall provide written notice to the affected individual, specifying the Triggering Event, the amount of Covered Compensation subject to recovery, and the proposed method of recovery. All actions or proceedings arising in connection with this Clawback Policy may be submitted to Judicial Arbitration and Mediation Services (“JAMS”) for binding arbitration under its Comprehensive Arbitration Rules and Procedures if the matter in dispute is over $250,000, or under JAMS’ Streamlined Arbitration Rules and Procedures if the matter in dispute is $250,000 or less (as applicable, the “Rules”) to be held solely in Las Vegas, Nevada and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

5.2.	Opportunity to Respond: The affected individual shall have fifteen (15) business days from receipt of notice to submit a written response to the Committee, which shall be considered in good faith prior to finalizing the recovery decision.

5.3.	Compliance with Law: Recovery actions shall be conducted in compliance with applicable employment, contract, and labor laws, including any limitations on retroactive adjustments to compensation.

6.	Discretion of the Committee

6.1.	The Committee, or the full Board of Directors if delegated such authority, may, in its sole discretion, waive or modify the recovery of Covered Compensation in exceptional circumstances where recovery would be impracticable, unduly burdensome, or contrary to the best interests of the Company or its shareholders.

6.2.	Any exercise of discretion under this Section shall be documented in writing, consistent with the fiduciary duties of the Committee or Board, and disclosed as required by SEC regulations or other applicable laws.

7.	Confidentiality and Non-Retaliation

7.1.	All proceedings related to the enforcement of this Policy shall be treated as confidential to the extent permitted by law, and information shall be disclosed only to those with a legitimate need to know.

7.2.	The Company strictly prohibits retaliation against any individual who, in good faith, reports a potential Triggering Event or participates in the recovery process. Such protections extend to whistleblowers under applicable federal and state laws.

8.	Data Privacy

8.1.	The Company shall process personal information related to the administration of this Policy in compliance with applicable data privacy laws, including the collection, use, and storage of data necessary to enforce recovery actions.

9.	Administration and Oversight

9.1.	The Committee is responsible for overseeing the implementation and enforcement of this Policy, subject to review by the full Board of Directors as necessary.

9.2.	The Committee may delegate administrative duties to management or external advisors, provided that final decisions regarding recovery remain with the Committee.

10.	Amendments and Compliance

10.1.	This Policy may be amended by mutual consent to ensure continued compliance with applicable laws, regulations, and corporate governance best practices.

10.2.	In the event of any conflict between this Policy and mandatory legal requirements, including SEC rules or listing standards, the latter shall prevail.

11.	Exceptions to Recovery of Erroneously Awarded Compensation

11.1.	Notwithstanding the foregoing, the Company will not be required to recover erroneously awarded compensation in compliance with this Policy to the extent that the Compensation Committee determines that recovery would be impracticable, and the conditions of one of the following three recovery scenarios are met:

11.1.1.	If the probable cost of recovering erroneously awarded compensation—such as legal, arbitration, or litigation fees paid to third parties—would be greater than the amount to be recovered, the Company may determine that recovery is impractical. However, before making this determination not to recover the compensation, the Company must make a reasonable internal (i.e. low cost) effort to recover the compensation, document these efforts, and submit the documentation to NASDAQ if required.

11.1.2.	Recovery would violate home country law where that law was adopted prior to November 28, 2022 (the date the SEC published Rule 10D-1 under the Exchange Act). Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.

11.1.3.	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. § 401(a)(13) or 26 U.S.C. § 411(a) and regulations thereunder.

12.	Interpretation

12.1.	This Policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Rule 5608, and any related rules or regulations adopted by the SEC or Nasdaq (the “Applicable Rules”) as well as any other applicable law. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.

13.	Acknowledgement

13.1.	Each executive officer subject to this Policy shall sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the executive officer agrees to be bound by and to comply with the terms and conditions of this Policy, (i) within 60 calendar days of the Adoption Date of this Policy, or (ii) within 30 calendar days after the date the individual becomes an executive officer, whichever is later.

Reviewed and Adopted: March 14th, 2025

Exhibit A

JET.AI INC.

CLAWBACK POLICY

ACKNOWLEDGMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Clawback Policy (the “Policy”) of Jet.AI Inc. (the “Company”).

The undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any eerroneously awarded ccompensation (as described in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

Executive Officer:

Signature

Printed Name

Title or Position

Date